Exhibit 11
                            THERMEDICS DETECTION INC.

                    Computation of Earnings (Loss) per Share


                                                    Three Months Ended
                                                --------------------------
                                                  March 29,      March 30,
                                                       1997           1996
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   Computation of Primary Earnings (Loss)
     per Share:

   Net Income (Loss) (a)                        $ 1,024,000    $  (524,000)
                                                -----------    -----------

   Shares:
     Weighted average shares outstanding         10,975,926     10,032,967

     Add: Shares issuable from assumed exercise
          of options (as determined by the
          application of the treasury stock
          method)                                         -         65,889
                                                -----------    -----------

     Weighted average shares outstanding,
       as adjusted (b)                           10,975,926     10,098,856
                                                -----------    -----------

   Primary Earnings (Loss) per Share (a) / (b)  $       .09    $      (.05)
                                                ===========    ===========